Exhibit 99(c)(iii)

Mergers & Acquisitions • Exclusive Sales & Divestitures • Financings & Recapitalizations • Restructurings & Advisory Services
Presentation to the Special Committee of
the Board of Directors of:
November 30, 2010
DRAFT

Table of Contents

     Tab
 Situation Overview  I
 Company Overview  II
 Valuation Analysis   III
 Summary Valuation  IV

 TAB I: Situation Overview

 ▪ Wilshire Enterprises, Inc. (WLSE: Pink Sheets) plans to effect a reverse split of the Company’s common stock at a ratio of 1 for ___, followed immediately by a forward ___ for 1 split of the common stock, and to provide for payment of ___ per share in cash (the “Consideration”) to those stockholders (the “Fractional
 Shareholders”) holding, prior to the reverse stock split, fewer than ___ shares of common stock (the
 “Transaction”)
 ▪ The Company estimates that _____ of the approximate 3,283 stockholders of record own fewer than ___
 shares
 ▪ After the reverse and forward split, with fractional share repurchases, the Company estimates it will have approximately ___ stockholders of record
 ▪ Once the Company has fewer than 300 stockholders of record, it can terminate its public company reporting status
 ▪ The Company estimates that the Transaction will result in the purchase of approximately ______ shares
 ▪ On August 10, 2009 the Company announced the commencement of a tender offer to purchase shares of its common stock. On September 14, 2009, the Company announced that it purchased 4,047,380 shares of its common stock at a purchase price of $2.00 per share.
 • TM Capital provided an opinion to the Company that the $2.00 per share consideration paid to tendering shareholders was fair to such holders from a financial point of view
 ▪ The Company has asked TM Capital to provide an opinion as to whether the Consideration to be received by the Fractional Shareholders, pursuant to the Transaction, is fair to such holders from a financial point of view
Situation Overview

Proposed Transaction Rationale
 ▪ Public company costs are high and increasing
 • The costs of complying with the Sarbanes-Oxley Act, increased D&O insurance expenses, audit costs and implementation of related corporate governance reforms have become significant
 • The costs associated with retaining public status, servicing stockholders and continuing public communications remain high
 • The time demands on management and employees associated with public company status are significant
 ▪ Preparing public reports, filings, press releases and Regulation FD compliance
 • Since the Company has relatively few executive personnel, these costs can be material
 • Investor relations and communications with stockholders take management time
 • Stockholders are unable to benefit fully from public company status due to limited liquidity and the Company’s micro-
 cap classification
 ▪ Stockholders are not able to move into, or out of, stock positions without materially impacting the market price
 • The Company is not able to raise capital conventionally in public markets
 • The Company has not been able to attract any significant institutional investor interest in the public equity
 • The Company is not able to effectively use shares for acquisitions
 ▪ Reduced competitive risks with increased focus
 • Management can focus more time on long-term financial results and goals rather than short-term market concerns
 • The Company no longer has to disclose competitive business or other sensitive information

Proposed Transaction Rationale
 ▪ A go dark transaction effected via a reverse and then immediate stock split provides multiple benefits
 • Reduces direct and indirect costs
 • Saves management and employee time
 • Small stockholders are able to sell without a commission
 • The cash demands on the Company to accomplish the reverse split are predictable
 ▪ Several negative ramifications affecting shareholders in a “go dark” transaction include:
 • Small shareholders who might want to retain ownership will have their common shares converted into the right to receive cash
 • Liquidity for continuing shareholders will be reduced
 • The Company will cease filing required SEC financial reports resulting in less information available to shareholders

TM Capital’s Procedures
 ▪ In performing our analyses, TM Capital has, among other things:
 • Reviewed the Company’s Annual Reports on Form 10-K and related financial information for the years ended
 December 31, 2005 through December 31, 2009
 • Reviewed the Company’s Quarterly Report on Form 10-Q and the related unaudited financial information for the periods ended March 31, June 30 and September 30, 2010
 • Reviewed certain internal historical financial information provided by management of the Company
 • Reviewed the Proxy Statement on Schedule 14A for the Company’s Annual Meeting of Stockholders held on
 December 29, 2009
 • Reviewed a draft of the Company’s proxy statement prepared in connection with the Transaction
 • Reviewed certain information, including financial forecasts relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company or publicly available
 • Reviewed the historical market prices and trading activity of the Company’s common stock
 • Compared certain financial information for the Company with that of selected publicly traded companies which we deemed to be relevant
 • Compared the financial terms of the Transaction with those of certain other transactions which we deemed to be relevant
 • Reviewed a property valuation analysis of the Company prepared with the assistance of management
 • Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions

 TAB II: Company Overview

 ▪ Wilshire Enterprises, Inc. was founded in 1949 and engages in acquiring, owning and managing real estate properties and real estate related securities in the United States
 ▪ Traded on the Pink Sheets: market capitalization as of November 30, 2010 of $1.7 million
 ▪ Company owns property in three states: Arizona, New Jersey and Texas
 ▪ All properties are managed by MEB Management Services, Inc.
 ▪ Currently serves the multifamily market, retail/office market and condominium market, and has land for potential real estate development
 • The multifamily segment is comprised of five communities with a total of 950 units, averaging 876 square feet per unit
 • The retail/office segment is comprised of one retail center with 66,552 square feet of rentable space and two office buildings with 125,700 square feet of rentable space
 • The condominium segment is comprised of one community with 10 units
 • The undeveloped land segment is comprised of five plots of lands in New Jersey totaling 19 acres

Company Overview

Properties Overview
*Classified by the Company as Discontinued Operations
(1) Per September 30, 2010 rent rolls provided by management

Properties Overview (cont.)
*Classified by the Company as Discontinued Operations
(1) Does not include Discontinued Operations

Stock Ownership Summary
(1) Shares Owned excludes stock options and nonvested restricted shares
(2) Total Shares Outstanding as of November 12, 2010

Historical Consolidated Income Statements
(1) See page 10 for a detailed schedule of non-recurring general and administrative expenses

Historical Non-recurring General & Administrative Expense

Historical Consolidated Balance Sheets

Historical Consolidated Statement of Cash Flows

Selected Historical Data by Property - Continuing Operations

Historical and Projected Financial Summary

 TAB III: Valuation Analysis Overview

Valuation Approaches
 ─Review of current and
 historical trading prices
 and volume of Wilshire
 Enterprises’ common
 stock
 ─“Public Market”
 valuation
 ─Value based on public
 market trading multiples
 of similar multifamily real
 estate investment trusts
 and real estate operating
 companies
 ─“Transaction Specific”
 valuation
 ─Analyzes the premiums
 paid in other
 reverse/forward split
 transactions resulting in
 the company “going dark”
 ─Present value of
 projected free cash flows
 ─Incorporates time value
 and cost of capital
 considerations
 ─Relies on Management
 projections
 ─Value that could
 hypothetically be derived
 from the sale of
 properties and the
 satisfaction of liabilities
 ─Relies on management’s
 guidance

Summary Market Data - Wilshire Enterprises, Inc.
Source: Capital IQ and management
(1) Balance sheet and income statement data as of the LTM ended September 30, 2010

Stock Price and Trading Volume History - Since $2 Tender Offer
Expiration
Source: Capital IQ
Note: Represents common stock traded from September 4, 2009 to November 26, 2010

Source: Capital IQ
Note: Represents common stock traded from November 27, 2007 to November 26, 2010
Three Year Stock Price and Trading Volume History

Latest Twelve Months Stock Price Performance
Source: Capital IQ
Stock prices from November 27, 2009 to November 26, 2010
Publicly Traded Comparable Companies Index is equally weighted and includes: Apartment Investments & Management Co. (NYSE:AIV), Associated
Estates Realty Corp. (NYSE:AEC), BRE Properties Inc. (NYSE:BRE), Essex Property Trust (NYSE:ESS), First Real Estate Investment Trust of New
Jersey (OTCBB:FREV.S), Home Properties Inc. (NYSE:HME), Mid-America Apartment Communities Inc. (NYSE:MAA), New England Realty
Associates LP (AMEX:NEN), NTS Realty Holding LP (AMEX:NLP), and Post Properties Inc. (NYSE:PPS)

Shares of Wilshire Enterprises Traded at or Below Analysis -
Since $2 Tender Offer Expiration
Source: Capital IQ
Note: Represents common stock traded from September 4, 2009 to November 26, 2010
(1) Shares outstanding of 4,141,099 as of November 12, 2010 per 10Q for the nine months ended September 30, 2010. Does not include shares issuable upon exercise of stock options

Shares of Wilshire Enterprises Traded at or Below Analysis -
Three Year
Source: Capital IQ
Note: Represents common stock traded from November 27, 2007 to November 26, 2010
(1) Shares outstanding of 4,141,099 as of November 12, 2010 per 10Q for the nine months ended September 30, 2010. Does not include shares issuable upon exercise of stock options

Selected Public Companies Criteria
 ▪ TM Capital analyzed 10 selected public companies’ operating and valuation statistics in comparison to that of Wilshire Enterprises, Inc.
 ▪ To be included in this analysis, each company had to meet the following criteria:
 • Headquartered in the United States
 • Traded on a United States exchange
 • Real estate holding and operating companies and real estate investment trusts focused on multifamily housing

Analysis of Selected Publicly Traded Companies
Source: Capital IQ and company filings
Note: Historical Average includes latest three fiscal years and latest twelve months
Enterprise Value as of November 26, 2010
(1) Adjusted for non-recurring and unusual items
Enterprise Value / EBITDA Multiples (1)

Analysis of Selected Publicly Traded Companies
Enterprise Value / Net Operating Income (1)
Source: Capital IQ and company filings
Note: Historical Average includes latest three fiscal years and latest twelve months
Enterprise Value as of November 26, 2010
(1) Adjusted for non-recurring and unusual items

Analysis of Selected Publicly Traded Companies - Valuation
Data
Source: Capital IQ and company filings
Enterprise Value as of November 26, 2010
(1) Adjusted for non-recurring and unusual items
(2) As of November 26, 2010. WLSE market capitalization based on closing price of $0.40 and the 4,141,099 shares outstanding as of November 26, 2010
(3) Historical Average includes latest three fiscal years and latest twelve months

Analysis of Selected Publicly Traded Companies - Descriptions

Analysis of Selected Publicly Traded Companies - Descriptions
(cont.)

Analysis of Selected Recent Reverse/Forward Split “Go Dark”
Transactions
 ▪ TM Capital analyzed historical reverse/forward stock splits announced by publicly traded companies from January 2007 to November 2010
 ▪ To be included in this analysis, each company had to meet the following criteria:
 • Headquartered in the United States
 • Traded in the United States
 • Announced a reverse stock spilt immediately followed by a forward stock split
 • Purpose of the stock split was to reduce the number of stockholders of records to under 300 in order to terminate its public company reporting status and “go dark”
 • Market capitalization 1 day prior to announcement greater than $1 million
 • Takeout payment price per share greater than $0.25

Analysis of Selected Recent Reverse/Forward Split “Go Dark”
Transactions
Note: Stock split and pricing data per Capital IQ and Bloomberg. LTM revenue per Capital IQ.
Excludes utilities, financials and special purpose acquisition corporations.
* As of announcement day.

Discounted Cash Flow Analysis
(1) Based on estimates provided by management
(2) Excludes non-recurring general and administrative expense
(3) Assumes an effective tax rate of 40%
(4) Discounted to December 31, 2010
(5) Per Bloomberg, weighted average cost of capital of publicly traded comparable companies was 7.79%, adjusted upwards by approximately 5% to reflect WLSE’s smaller size and limited liquidity
(6) Balance sheet data per quarterly results as of September 30, 2010
(7) Current liabilities includes accounts payable, accrued liabilities and deferred income

Property Sale Analysis
(1) Residential low end capitalization rate assumption per PricewaterhouseCoopers’ Korpacz Real Estate Survey, Third Quarter 2010.
  Average national apartment market capitalization rate of 7.12%. Based on regional differences as detailed in PricewaterhouseCoopers’ Korpacz
 Real EstatE. Survey, Third Quarter 2010, TM Capital applied a higher capitalization rate to those properties based in Arizona and Texas.
 Average Mid-Atlantic region apartment market capitalization rate of 7.15%.
  Residential high end capitalization rate adjusted to reflect the assumption of a quick property sale and regional location of properties.
(2) Commercial low end capitalization rate assumption per PricewaterhouseCooper’s Korpacz Real Estate Survey, Third Quarter 2010.
 Average national strip shopping center capitalization rate of 8.09%.
 Average national suburban office capitalization rate of 8.40%.
 Commercial high end capitalization rate adjusted to reflect the assumption of a quick property sale and the regional location of properties.

Property Sale Analysis (cont.)
(1) Liquidation estimates per management guidance
(2) Assumes disposition costs of 4.0%
(3) Assumes a tax basis of $22.5 million and a 40% tax rate
(4) Assumes properties will be sold within one year. For a discussion of assumed cost of capital see page 30.

 TAB IV: Summary Valuation
SLIDE TITLE

Summary Valuation
Note:  Represents the “Go Dark” offer price of [$    ] per share
(1) Price per share ranges from ($2.59) to ($3.38)
(2) Price per share ranges from ($2.48) to ($3.24)
(3) Price per share ranges from ($0.97) to $0.64

Summary Valuation